Exhibit 99.1
FOR IMMEDIATE RELEASE

Momentive Specialty Chemicals Inc. Announces Third Quarter 2011 Results

COLUMBUS, Ohio - (November 9, 2011) - Momentive Specialty Chemicals Inc. (“Momentive Specialty Chemicals” or the “Company”) today announced results for the third quarter ended September 30, 2011. Results for the third quarter of 2011 include:

•
Revenues of $1.3 billion in the third quarter of 2011 compared to $1.2 billion during the prior year period as revenue increased due to pricing actions including the contractual pass through of higher raw material costs.

•
Operating income of $101 million for the third quarter of 2011 compared to operating income of $188 million for the prior year period. Third quarter 2010 operating income included $56 million of push-down income recorded by the Company related to insurance recoveries associated with previous legal settlements.

•
Net income of $39 million for the third quarter of 2011 versus net income of $116 million in the prior year period. Third quarter 2011 and 2010 results reflected the same factors impacting operating income.

•
Segment EBITDA totaled $162 million in the third quarter of 2011 compared to $193 million during the prior year period. In addition, the Company reported Pro Forma Adjusted EBITDA for the last twelve months of $727 million, including savings of approximately $37 million that the Company expects to achieve in connection with the shared services agreement with Momentive Performance Materials Inc. (MPM).

“Our third quarter 2011 Segment EBITDA reflected slightly declining volumes versus the prior year, weaker global economic conditions and a draw down of inventories due to cautious order patterns from some of our customers,” said Craig O. Morrison, Chairman, President and CEO. “Our most recent quarterly results also reflected headwinds in our specialty epoxy business, which experienced what we believe is a temporary slowdown stemming from tightness in Chinese credit markets and the reduction of Chinese government subsidies for certain wind energy projects.”
"During the third quarter of 2011, we also made steady pricing progress, although our overall margins reflected the negative product mix impact of lower year-over-year volumes for some of our more specialty-oriented products. In addition, as we anticipated, market conditions began to normalize for our base epoxy resins and monomers businesses. Our oilfield proppants and formaldehyde businesses continued to perform well in the quarter.”

Nine Month 2011 Results
Sales for the first nine months of 2011 were $4.05 billion, an increase of $626 million, or 18 percent, compared to the first nine months of 2010, driven primarily by the pass through of higher raw material costs and volume increases across several product lines, including oilfield, phenolic specialty resins, base epoxy and formaldehyde businesses, which was partially offset by softer volumes in the Company's European forest products and specialty epoxy businesses. In the first nine months of 2011, the Company posted operating income of $349 million compared to operating income of $385 million in the first nine months of 2010. During the first nine months of 2010, the Company recorded $83 million of push-down income related to insurance recoveries associated with previous legal settlements. Segment EBITDA totaled $529 million in the first nine months of 2011, or a 14 percent increase, compared to $464 million during the prior year period. MSC posted net income of $165 million for the first nine months of 2011 versus net income of $161 million in the first nine months of 2010.
Segment Results
Following are net sales and Segment EBITDA by reportable segment for the third quarter ended September 30, 2011. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Segment EBITDA is also the profitability measure used to set management and executive incentive compensation goals. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments. (Note: Segment EBITDA is defined and reconciled to Net Income (loss) later in this release.

Net Sales to Unaffiliated Customers(1)(2):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Epoxy, Phenolic and Coating Resins	$870	$827	$2,688	$2,222
Forest Products Resins	452	398	1,366	1,206
Total	$1,322	$1,225	$4,054	$3,428

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.

(2)
The Company changed its reportable segments in the first quarter of 2011. Prior period balances have been recast to conform to the Company's current reportable segments and to exclude the results of the North American coatings and composite resins business, which is reported as a discontinued operation for all periods presented.

Segment EBITDA(1):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Epoxy, Phenolic and Coating Resins	$126	$169	$433	$374
Forest Products Resins	46	46	141	138
Corporate and Other	(10)	(22)	(45)	(48)

(1)
The Company changed its reportable segments in the first quarter of 2011. Prior period balances have been recast to conform to the Company's current reportable segments and to exclude the results of the North American coatings and composite resins business, which is reported as a discontinued operation for all periods presented.

Reconciliation of Segment EBITDA to Net Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Segment EBITDA:
Epoxy, Phenolic and Coating Resins	$126	$169	$433	$374
Forest Products Resins	46	46	141	138
Corporate and Other	(10)	(22)	(45)	(48)

Reconciliation:
Items not included in Segment EBITDA
Push-down of income recovered by owner	—	56	—	83
Asset impairments and other non-cash charges	(2)	(3)	(23)	(8)
Business realignment costs	(1)	(6)	(9)	(15)
Integration costs	(5)	—	(10)	—
Net (loss) income from discontinued operations	—	(2)	2	5
Other	(10)	(6)	(3)	(11)
Total adjustments	(18)	39	(43)	54
Loss on extinguishment of debt	—	—	—	(8)
Interest expense, net	(67)	(70)	(196)	(205)
Income tax benefit (expense)	5	(6)	2	(23)
Depreciation and amortization	(43)	(40)	(127)	(121)
Net income	$39	$116	$165	$161
Liquidity and Capital Resources
At September 30, 2011, Momentive Specialty Chemicals had $3.360 billion of unaffiliated net debt. In addition, at September 30, 2011, the Company had $524 million in liquidity including $168 million of unrestricted cash and cash equivalents, $200 million of borrowings available under our senior secured revolving credit facilities, which were undrawn, and $156 million of borrowings available under additional credit facilities at certain international subsidiaries with various expiration dates in 2011 and 2012, and an equity commitment from certain affiliates of Apollo Management, L.P.
At September 30, 2011, the Company was in compliance with all financial covenants that govern its senior secured credit facilities, including its senior secured debt to Adjusted EBITDA ratio. Momentive Specialty Chemicals expects to have adequate liquidity to fund its ongoing operations for the foreseeable future from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its credit facilities.

Outlook
“We expect further destocking of inventory levels by our customers during the remainder of 2011 and likewise we anticipate bringing our inventory levels in line with demand,” Morrison said. "We believe our long-term growth prospects are supported by the aggressive cost actions we have consistently taken over the last several years and we are launching additional cost reviews across all aspects of the business. During the first nine months of 2011, we have also realized approximately $21 million in savings under the shared services agreement with Momentive Performance Materials Inc., which, in addition to actions taken in the fourth quarter of 2010, will generate annual run-rate savings of $34 million. We are reviewing plans to accelerate savings from the shared services agreement and anticipate that raw material cost fluctuations will stabilize for the remainder of 2011.”
“We plan to balance our steady commitment to growth-oriented investments, such as our new oilfield assets that came online this quarter, with a continued focus on cost control. While we've seen continued cautiousness from some of our customers in the beginning of the fourth quarter of 2011, we believe our business is well-positioned over the long-term due to our strong presence in high growth end markets and regions, portfolio diversity and our low-cost position.”

Earnings Call
Momentive Specialty Chemicals Inc. will host a teleconference to discuss Third Quarter 2011 results on Wednesday, November 9, 2011, at 9 a.m. Eastern Time.
Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:
U.S. Participants: 800-510-9691
International Participants: 617-614-3453
Participant Passcode: 39583589
Live internet access to the call and presentation materials will be available through the Investor Relations section of the Company's website: www.momentive.com.
A replay of the call will be available for three weeks beginning at 12 p.m. Eastern Time on November 9, 2011. The playback can be accessed by dialing 1-888-286-8010 (U.S.) and +1 617-801-6888 (International). The passcode is 15217516. A replay also will be available through the Investor Relations Section of the Company's website.
Covenant Compliance
Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and non-recurring costs and to reflect other permitted adjustments (including the expected future impact of announced acquisitions and in-process cost saving initiatives), in each case as determined under the governing debt agreement. Certain covenants and tests in the Company's debt agreements (i) require the Company to maintain a leverage ratio and (ii) restrict the Company's ability to take certain actions such as incurring additional debt or making certain acquisitions if the Company is unable to meet a fixed charge coverage ratio. Our senior credit facility requires that the Company's ratio of senior secured debt to Adjusted EBITDA (measured on a trailing four-quarter basis) not exceed 4.25 to 1.00 as of the last day of each fiscal quarter. Senior secured debt is defined to include borrowings under our senior credit facility and certain other indebtedness secured by liens (not including indebtedness secured by second-priority liens or certain indebtedness of our foreign subsidiaries that are not loan parties to our senior credit facility). Under the indentures governing certain of the Company's debt instruments, the Company's ability to incur additional indebtedness and make future acquisitions is restricted unless the Company has an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these ratios can result in limiting long-term growth prospects by hindering the Company's ability to incur future indebtedness or grow through acquisitions.
The Company believes that including the supplemental adjustments applied in presenting Adjusted EBITDA in the indentures governing certain of the Company's debt instruments is appropriate to assess the Company's future ability to incur additional indebtedness or make future acquisitions. Adjusted EBITDA and fixed charges are not defined terms under accounting principles generally accepted in the United States of America (US GAAP). Adjusted EBITDA is not intended to represent any measure of earnings or cash flow in accordance with US GAAP and the Company's calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered an alternative to operating income or net loss under US GAAP to evaluate the Company's results of operations or as an alternative to cash flows as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense.

Reconciliation of Last Twelve Month Net Income to Adjusted EBITDA
The following table reconciles net income to EBITDA and Adjusted EBITDA, as calculated under certain of the Company's indentures, for the period presented:

September 30, 2011
(In millions)	LTM Period
Reconciliation of Net Income to Adjusted EBITDA
Net income	$217
Income taxes	11
Loss on extinguishment of debt	23
Interest expense, net	267
Depreciation and amortization	169
EBITDA	687
Adjustments to EBITDA:
Push-down of income recovered by owner (1)	(80)
Asset impairments and other non-cash charges(2)	18
Net loss from discontinued operations (3)	7
Business realignments (4)	15
Integration costs (5)	9
Other (6)	30
Productivity program savings (7)	4
Savings from shared services agreement(8)	37
Adjusted EBITDA	$727
Fixed charges (9)	$242
Ratio of Adjusted EBITDA to Fixed Charges (10)	3.00

(1)	Represents the non-cash push-down of insurance recoveries by our owner related to the $200 million termination settlement payment that was pushed down and treated as an expense of the Company in 2008.

(2)	Represents asset impairments, stock-based compensation and unrealized foreign exchange and derivative activity.

(3)	Represents the results of the Inks and Adhesive resins and North American coatings and composite resins businesses.

(4)	Represents plant rationalization and headcount reduction expenses related to productivity programs and other costs associated with business realignments.

(5)	Represents integration costs associated with the Momentive Combination.

(6)
Primarily includes pension expense related to formerly owned businesses, business optimization expenses, management fees, retention program costs, and certain intercompany or non-operational realized foreign currency activity.

(7)	Represents pro forma impact of in-process productivity program savings.

(8)	Primarily represents pro forma impact of expected savings from the shared services agreement with MPM in conjunction with the Momentive Combination.

(9)	Reflects pro forma interest expense based on interest rates at October 13, 2011 as if the Company's refinancings in November 2010 had taken place at the beginning of the period.

(10)
We are required to have an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1.0 to be able to incur additional indebtedness under our indenture for the Second Priority Senior Secured Notes. As of September 30, 2011, the Company was able to satisfy this test and incur additional indebtedness under this indenture.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, changes in governmental regulations and related compliance and litigation costs, difficulties with the realization of cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Performance Materials Inc., pricing actions by our competitors that could affect our operating margins, the impact of our substantial indebtedness, our failure to comply with financial covenants under our credit facilities or other debt, and the other factors listed in the Risk Factors section of our most recent Annual Report on Form 10-K and in our other SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC, including our quarterly reports on Form 10-Q. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
About the Company

Based in Columbus, Ohio, Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.) is the global leader in thermoset resins. Momentive Specialty Chemicals Inc. serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Momentive Specialty Chemicals Inc. is an indirect wholly owned subsidiary of Momentive Performance Materials Holdings LLC., the owner of its sister company, Momentive Performance Materials Inc., a global leader in silicones and advanced materials. Additional information is available at www.momentive.com.
About Momentive

Momentive Performance Materials Holdings LLC is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (collectively, “Momentive”). Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. The company uses its technology portfolio to deliver tailored solutions to meet the diverse needs of its customers around the world. Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Momentive and its products is available at www.momentive.com.
Contacts
Investors:
John Kompa
614-225-2223
john.kompa@momentive.com

Media:
Peter Loscocco
614-225-4127
peter.loscocco@momentive.com

(See Attached Financial Statements)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
MOMENTIVE SPECIALTY CHEMICALS INC. (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2011	2010	2011	2010
Net sales	$1,322	$1,225	$4,054	$3,428
Cost of sales	1,137	989	3,445	2,868
Gross profit	185	236	609	560
Selling, general and administrative expense	82	93	253	251
Push-down of income recovered by owner	—	(56)	—	(83)
Asset impairments	—	—	18	—
Other operating expense (income), net	2	11	(11)	7
Operating income	101	188	349	385
Interest expense, net	67	70	196	205
Loss on extinguishment of debt	—	—	—	8
Other non-operating expense (income), net	5	(4)	3	(1)
Income from continuing operations before income tax and earnings from unconsolidated entities	29	122	150	173
Income tax (benefit) expense	(5)	6	(2)	23
Income from continuing operations before earnings from unconsolidated entities	34	116	152	150
Earnings from unconsolidated entities, net of taxes	5	2	11	6
Net income from continuing operations	39	118	163	156
Net (loss) income from discontinued operations, net of taxes	—	(2)	2	5
Net income	$39	$116	$165	$161
Comprehensive (loss) income	$(38)	$191	$139	$156

CONDENSED CONSOLIDATED BALANCE SHEETS
MOMENTIVE SPECIALTY CHEMICALS INC. (Unaudited)

(In millions, except share data)	September 30, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents (including restricted cash of $3 and $6, respectively)	$171	$186
Short-term investments	9	6
Accounts receivable (net of allowance for doubtful accounts of $20 and $24, respectively)	703	527
Inventories:
Finished and in-process goods	331	266
Raw materials and supplies	136	109
Other current assets	87	79
Discontinued operations	—	243
Total current assets	1,437	1,416
Other assets, net	162	153
Property and equipment
Land	87	78
Buildings	296	295
Machinery and equipment	2,319	2,244
	2,702	2,617
Less accumulated depreciation	(1,452)	(1,350)
	1,250	1,267
Goodwill	168	169
Other intangible assets, net	108	132
Total assets	$3,125	$3,137
Liabilities and Deficit
Current liabilities
Accounts and drafts payable	$452	$414
Debt payable within one year	100	82
Affiliated debt payable within one year	2	2
Interest payable	47	69
Income taxes payable	10	24
Accrued payroll and incentive compensation	64	65
Other current liabilities	131	150
Discontinued operations	—	59
Total current liabilities	806	865
Long-term liabilities
Long-term debt	3,428	3,488
Affiliated long-term debt	100	100
Long-term pension and post employment benefit obligations	198	208
Deferred income taxes	95	110
Other long-term liabilities	151	160
Advance from affiliates	225	225
Total liabilities	5,003	5,156
Commitments and contingencies
Deficit
Common stock—$0.01 par value; 300,000,000 shares authorized, 170,605,906 issued and 82,556,847 outstanding at September 30, 2011 and December 31, 2010	1	1
Paid-in capital	328	324
Treasury stock, at cost—88,049,059 shares	(296)	(296)
Note receivable from parent	(24)	(24)
Accumulated other comprehensive income	62	88
Accumulated deficit	(1,950)	(2,115)
Total Momentive Specialty Chemicals Inc. shareholder’s deficit	(1,879)	(2,022)
Noncontrolling interest	1	3
Total deficit	(1,878)	(2,019)
Total liabilities and deficit	$3,125	$3,137

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
MOMENTIVE SPECIALTY CHEMICALS INC. (Unaudited)

	Nine Months Ended September 30,
(In millions)	2011	2010
Cash flows used in operating activities
Net income	$165	$161
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	128	128
Pushdown of income recovered by owner	—	(83)
Deferred tax (benefit) expense	(19)	4
Write-off of deferred financing fees	—	7
Non-cash asset impairments	18	—
Other non-cash adjustments	(1)	11
Net change in assets and liabilities:
Accounts receivable	(147)	(185)
Inventories	(88)	(153)
Accounts and drafts payable	31	70
Income taxes payable	(9)	(10)
Other assets, current and non-current	(37)	(19)
Other liabilities, current and long-term	(78)	(6)
Net cash used in operating activities	(37)	(75)
Cash flows provided by (used in) investing activities
Capital expenditures	(109)	(74)
Capitalized interest	—	(1)
(Purchases of) proceeds from debt securities	(3)	3
Change in restricted cash	3	1
Deconsolidation of variable interest entities	—	(4)
Dividends from unconsolidated affiliates, net of funds remitted	4	5
Proceeds from sale of businesses, net of cash transferred	173	—
Proceeds from sale of assets	3	13
Net cash provided by (used in) investing activities	71	(57)
Cash flows (used in) provided by financing activities
Net short-term debt borrowings	11	3
Borrowings of long-term debt	455	1,703
Repayments of long-term debt	(507)	(1,555)
Long-term debt and credit facility financing fees	(1)	(33)
Distribution paid to parent	(1)	—
Net cash (used in) provided by financing activities	(43)	118
Effect of exchange rates on cash and cash equivalents	(3)	1
Decrease in cash and cash equivalents	(12)	(13)
Cash and cash equivalents (unrestricted) at beginning of period	180	135
Cash and cash equivalents (unrestricted) at end of period	$168	$122